UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2008

FLORIDA GAMING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

 (305) 633-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2008, Florida Gaming Corporation (the "Company") entered into a $1,000,000.00 Promissory Note (the "Note") with James W. Stuckert as the lender (“Lender”).

Under the Note, which will mature on September 30, 2008 (unless extended as described below), the Company borrowed $1,000,000 from the Lender at an annual rate of interest equal to the prime rate as published in the Wall Street Journal on June 26, 2008 plus three percent (3%). As an additional inducement to Lender to provide the loan evidenced by the Note, the Company granted to Lender a warrant to acquire up to 20,000 shares of the Company’s common stock at a price of $12.50 per share, exercisable at any time through June 26, 2013 (the “Warrant”).

The Company, in its sole discretion, may extend the maturity date of the Note until December 31, 2008 if the Company provides notice of extension to Lender on or before September 20, 2008 and grants to Lender an additional warrant to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $12.50 per share exercisable at any time through June 26, 2013.

Notwithstanding the stated maturity date of the Note of September 30, 2008 (or December 31, 2008 if extended as described above), the Company must repay the outstanding principal balance plus all accrued but unpaid interest under the Note in the event the Company receives proceeds, through settlement or otherwise, derived from its status as plaintiff in FGC v. Affiliated FM Insurance Company, Case No. 07-20897-CIV-UNGARO, filed in the United States District Court for the Southern District of Florida, no later than ten (10) days following receipt of such proceeds.

W. Bennett Collett personally guarantied the payment of all amounts due Lender by the Company under the Note.

The Note provides for customary events of default, including (among others) nonpayment, bankruptcy and insolvency events.

The foregoing description of the Note does not purport to be a complete description of each and every provision of the Note.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 and is hereby incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: August 12, 2008	By:	/s/ W. Bennett Collett
W. Bennett Collett
Chairman and CEO